UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Dr.Reddy’s Laboratories LTD

(Name of Issuer)

Common Stock

(Title of Class of Securities)

256135203

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑:	Rule 13d-1(b)

☐:	Rule 13d-1(c)

☐:	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 256135203

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,184,556
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,184,556
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,184,556
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON FI

* Held in the form of 5,895,119 shares of common stock and 289,437 American Depositary Receipts (“ADRs”), with each ADR representing 1 share of common stock. The common stock is not registered for trading but only in connection with the registration of American Depository Shares which are evidenced by the ADRs.

CUSIP NO. 256135203

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,184,556
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,184,556
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,184,556
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON FI

* Held in the form of 5,895,119 shares of common stock and 289,437 American Depositary Receipts (“ADRs”), with each ADR representing 1 share of common stock. The common stock is not registered for trading but only in connection with the registration of American Depository Shares which are evidenced by the ADRs.

CUSIP NO. 256135203

1	NAME OF REPORTING PERSON First Sentier Investors Holdings Pty Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Commonwealth of Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,103,968
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,103,968
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,103,968
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON FI

* Held in the form of 5,826,106 shares of common stock and 277,862 American Depositary Receipts (“ADRs”), with each ADR representing 1 share of common stock. The common stock is not registered for trading but only in connection with the registration of American Depository Shares which are evidenced by the ADRs.

CUSIP NO. 256135203

1	NAME OF REPORTING PERSON Mitsubishi UFJ Kokusai Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,131
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 24,131
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,131
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 256135203

ITEM 1

	(a)	Name of Issuer

Dr.Reddy’s Laboratories LTD

	(b)	Address of Issuer’s Principal Executive Offices

8-2-337, Road No.3, Banjara Hills, Hyderabad, Telangana 500034, India

ITEM 2

	(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

First Sentier Investors Holdings Pty Ltd (“FSIHD”)

Mitsubishi UFJ Kokusai Asset Management Co., Ltd. (“MUKAM”)

	(b)	Address of Principal Business Office or, if none, Residence

MUFG :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

MUTB :
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

FSIHD :
Level 5, Tower Three International Towers Sydney, 300 Barangaroo Avenue, Barangaroo NSW 2000,

MUKAM :
12-1 Yurakucho 1-chome, Chiyoda-ku Tokyo 100-0006, Japan

	(c)	Citizenship

MUFG: Tokyo, Japan
MUTB: Tokyo, Japan
FSIHD: Commonwealth of Australia
MUKAM: Tokyo, Japan

	(d)	Title of Class of Securities

Common Stock

CUSIP NO. 256135203

	(e)	CUSIP Number

256135203(this CUISIP number is for the issuer’s American Depository Shares, not the Common Stock)

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

	MUTB:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

CUSIP NO. 256135203

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

FSIHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

MUKAM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

CUSIP NO. 256135203

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

ITEM 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For MUFG

(a)	Amount beneficially owned:	6,184,556

(b)	Percent of class:	3.72%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	6,184,556

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	6,184,556

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount beneficially owned:	6,184,556

(b)	Percent of class:	3.72%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	6,184,556

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	6,184,556

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 256135203

	For FSIHD

	(a)	Amount beneficially owned:	6,103,968

	(b)	Percent of class:	3.67%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	6,103,968

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	6,103,968

		(iv) Shared power to dispose or to direct the disposition of:	-0-

	For MUKAM

	(a)	Amount beneficially owned:	24,131

	(b)	Percent of class:	0.01%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	24,131

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	24,131

		(iv) Shared power to dispose or to direct the disposition of:	-0-

ITEM 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:     [Ö]

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

	Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2020, MUFG beneficially owns 6,184,556 shares of the issuer indirectly through its subsidiaries as follows: MUTB holds 6,184,556 shares (indirectly through a subsidiary, FSIHD); and (indirectly through a subsidiary, MUKAM). Furthermore, FSIHD holds 6,103,968 shares (indirectly through its subsidiaries as follows; First Sentier Investors (Australia) IM Ltd, First Sentier Investors (Australia) RE Ltd, First Sentier Investors (Singapore) (FKA:First State Investments (Singapore)), First Sentier Investors (UK) IM Limited (FKA: First State Investment Management (UK) Limited) and First Sentier Investors International IM Limited (FKA: First State Investments International Limited)).

ITEM 8	Identification and Classification of Members of the Group

	Not applicable.

CUSIP NO. 256135203

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 256135203

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Managing Director, Deputy Head of Credit Policy & Planning Division

CUSIP NO. 256135203

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Kota Goto

Name:	Kota Goto

Title:	Senior Deputy General Manager, Asset Management and Investor Services Planning Division

CUSIP NO. 256135203

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

First Sentier Investors Holdings Pty Ltd

By:	/s/ Yutaka Kawakami

Name:	Yutaka Kawakami

Title:	Deputy CEO

CUSIP NO. 256135203

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Kokusai Asset Management Co., Ltd.

By:	/s/ Takashi Miyazaki

Name:	Takashi Miyazaki

Title:	Executive Officer, General Manager of Risk Management Division